Exhibit 99.1

CONTACT:

Rodney B. Harrison	Van Negris / Lexi Terrero
Morton Industrial Group, Inc.	Van Negris & Company, Inc.
(309) 266-7176	(212) 396-0606 — info@vnegris.com

FOR IMMEDIATE RELEASE

Morton Industrial Group, Inc. Reports
Increases in Revenues and Profitability
for the 2004 Fiscal Year and Fourth Quarter

MORTON, IL — March 29, 2005 — Morton Industrial Group, Inc. (OTC BB: MGRP), which operates Morton Metalcraft Co., a leading metal fabrication supplier to large industrial original equipment manufacturers (OEMs), today announced its financial results for the fiscal year and fourth quarter ended December 31, 2004.

William D. Morton, Chairman and Chief Executive Officer of Morton Industrial Group, Inc., stated, “Our prestigious Customers, who serve the Construction, Agricultural and Commercial capital goods industries, experienced unanticipated rapid and strong increases in demand for their products throughout 2004, driven by the emerging and ongoing economic recovery, and which is continuing into 2005.

“In order to support our Customers’ increased assembly line requirements, we made significant investments in expanding our capacity by adding manpower and machines, as well as increasing our flow of materials. Also, this stronger business environment occurred in parallel with the restructuring of the U.S. Steel Industry, which caused the cost of cosmetically-sensitive steel - our core commodity — to nearly double. These higher steel costs were captured and passed through to our customers in the form of surcharges throughout 2004 and which is continuing in 2005.”

Excluding the impact of the steel surcharges passed through to our customers, net sales for the fiscal year ended December 31, 2004 were $167.3 million compared to $131.4 million for the fiscal year ended December 31, 2003, and $43.7 million for the quarter ended December 31, 2004 compared to $33.2 million for the quarter ended December 31, 2003. The sales increases in the 2004 fiscal year and fourth quarter resulted primarily from increased unit demand by existing customers.

Including the impact of the steel surcharges passed through to our customers of $18.2 million in the 2004 fiscal year and $5.0 million in the 2004 fourth quarter, net sales for the fiscal year ended December 31, 2004 were $185.5 million compared to $131.4 million for the fiscal year ended December 31, 2003, and $48.7 million for the quarter ended December 31, 2004 compared to $33.2 million for the quarter ended December 31, 2003.

Mr. Morton continued: “Our commitment to keep our customers’ production lines running added expenses to our operations during 2004, as we made significant strategic investments to secure longer-term customer satisfaction. Although we sacrificed short-term earnings in 2004, we are pleased with our improved operating performance, as operating income for the 2004 fiscal year rose to $8.8 million from $4.8 million in the 2003 fiscal year, and $2.3 million in the 2004 fourth quarter from $0.9 million in the 2003 fourth quarter.”

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Morton Industrial Group, Inc.
March 29, 2005 — Page Two

The Company’s net earnings reflect the operating improvement in 2004 and the effects of a gain on redemption of preferred stock of $2.8 million (with no comparable events in 2003) and an income tax benefit of $5.8 million (primarily recognizing in 2004 the benefits of the planned future utilization of net operating loss carryforwards).

Excluding the impact of the gain on redemption of preferred stock and the income tax benefit described above, net earnings available to common shareholders for the 2004 fiscal year were $4.2 million, or $0.70 per diluted share compared to $0.6 million, or $0.13 per diluted share in the comparable period a year ago. Net earnings available to common shareholders for the 2004 fourth quarter were $0.9 million, or $0.16 per diluted share compared to $0.3 million, or $0.06 per diluted share in the 2003 fourth quarter.

Including the impact of the gain on redemption of preferred stock and the income tax benefit described above, net earnings available to common shareholders for the 2004 fiscal year were $12.8 million, or $2.16 per diluted share compared to $0.6 million, or $0.13 per diluted share in the comparable period a year ago. Net earnings available to common shareholders for the 2004 fourth quarter were $7.5 million, or $1.25 per diluted share compared to $0.3 million, or $0.06 per diluted share in the comparable period a year ago.

Mr. Morton commented: “With sufficient capacity now in place, we expect 2005 to produce improved performance for our Customers and ongoing stable financial results for our Company. Morton Metalcraft Co. remains committed to the use of 6 Sigma methodologies, which continue to improve efficiencies throughout our Company.

“Looking ahead, we believe there will continue to be many challenges that face the Construction, Agricultural and Commercial original equipment manufacturers and members of their supply networks such as Morton Industrial Group, Inc. We believe that we are well positioned to be able to respond to these challenges and meet them successfully.”

About Morton Industrial Group, Inc.

Morton Industrial Group, Inc. (OTC: MGRP) is a highly respected contract fabrication supplier that has significant relationships with a diverse group of industrial original equipment manufacturers. Our products include metal fabrications and assemblies for a broad range of industry segments, which include the Construction, Agricultural and Commercial capital goods industries. Our superior competitive strengths have resulted in strong, focused relationships with our prestigious customer base. We employ approximately 1,450 associates and our five manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to our customers’ manufacturing and assembly facilities. Our principal customers include Carrier Corporation, Caterpillar Inc., Deere & Co., Hallmark Cards, Kubota Corporation and Winnebago Industries, Inc.

“Safe Harbor” Statement Under The Private Securities Litigation Reform Act of 1995: This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements containing words “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects,” and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction, industrial and agricultural sales; the availability of working capital; the orders of our major customers; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company’s reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The forward looking statements contained herein speak only of the Company’s expectation as of the date of this press release. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.

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Morton Industrial Group, Inc.
March 29, 2005 — Page Three

MORTON INDUSTRIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
For the Quarters and Years Ended December 31, 2004 and December 31, 2003
(Dollars in thousands, except per share data)

	Quarters Ended		Years Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net sales	$48,697	33,201	185,469	131,431
Cost of sales	42,110	28,752	161,910	113,318

Gross profit	6,587	4,449	23,559	18,113

Operating expenses:
Selling expenses	822	807	3,211	2,948
Administrative expenses	3,492	2,758	11,586	10,414

Total operating expenses	4,314	3,565	14,797	13,362

Operating income	2,273	884	8,762	4,751

Other income (expense):
Interest expense	(1,391)	(603)	(4,526)	(3,084)
Interest on redeemable preferred stock	—	(214)	(250)	(427)
Gain on redemption of preferred stock	567	—	2,833	—
Other	48	60	172	442

Other expense, net	(776)	(757)	(1,771)	(3,069)

Earnings before income taxes and discontinued operations	1,497	127	6,991	1,682

Income taxes	(5,950)	(134)	(5,775)	426

Earnings before discontinued operations	7,447	261	12,766	1,256

Discontinued operations:
Earnings from operations of discontinued plastics operations, net	—	—	—	140
Income taxes	—	—	—	55

	—	—	—	85

Net earnings	7,447	261	12,766	1,341

Accretion of discount on preferred shares	—	—	—	(715)

Net earnings available to common shareholders	$7,447	261	12,766	626

Earnings available to common shareholders per common share — basic:
Earnings from continuing operations	$1.59	0.06	2.73	0.12
Earnings from discontinued operations	—	—	—	0.02

Net earnings available to common shareholders	$1.59	0.06	2.73	0.14

Earnings available to common shareholders per common share — diluted:
Earnings from continuing operations	$1.25	0.06	2.16	0.11
Earnings from discontinued operations	—	—	—	0.02

Net earnings available to common shareholders	$1.25	0.06	2.16	0.13

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